EXHIBIT 10.9

Working Capital Loan Contract

Borrower (party A):	Hubei Winner Textiles Co., Ltd.
Address (location):	No.47 South Jianshe Road, Yuekou Town, Tianmen
Legal Representative:	Mr. Jianquan Li

Lender (party B):	Tianmen Branch of Industrial & Commercial Bank of China
Address:	No. 22 (Middle) Luyv Avenue, Jinglin
Legal Representative (Person-in-charge):	Mr. Qingjie Sheng

Whereas Party A has applied to Party B for a loan for the purpose as specified in Clause 2.1 of this Contract and Party B agrees to provide such loan to Party A. After friendly negotiations, the Parties enter into this Contract subject to the following terms and in accordance with relevant laws and regulations:

1.	TYPE OF LOAN
1.1	The type of Loan is short-term working capital loan.

2.	PURPOSE OF THE LOAN
2.1	The Loan shall be used as capital for purchase of raw materials only.

2.2	Party A shall not change the purpose of the Loan without written consent from Party B.

3.	AMOUNT AND TERM OF THE LOAN
3.1	The amount of the Loan is RMB Four Million.

3.2	The Loan is granted for a term of 12 months commencing from October 20th, 2005 to October 18th, 2006.

3.3
Party A should withdraw the Loan in one trenche according to Clause 3.2 of this Contract. Under special circumstances and with written consent from Party B, Party A can withdraw the Loan ____ days in advance or delay. The drawdown date and maturity date of the Loan shall be the dates prescribed on the relevant certificate of indebtedness.

4.	INTEREST RATE AND INTEREST
4.1	Interest of the Loan is calculated daily from the drawdown date and paid monthly on the 20th day of each month. Principal is paid off on maturity date with all due interest.

4.2	The interest rate of the Loan under this Contract is fixed rate per annum of 5.58%, which shall not be adjusted during the valid period.

4.3
If the People’s Bank of China adjusts the lending rate during the term of the Loan and such adjustment is applicable to the Loan, Party B is entitled to calculate interest on the Loan at the interest rate and in the method after the adjustment without informing Party A.

5.	CAPITAL SOURCE FOR REPAYMENT AND REPAYMENT WAY
5.1	Party A shall repay the Loan with (but not restrained to) its sales amount;

5.2	Under no circumstances is Party A entitled to refuse to fulfill its repayment obligations under this Contract by quoting Clause 5.1 of this Contract.

5.3	Party A should pay interest and repay principal of the Loan in one trenche on October 18th 2006.

5.4
Party A should deposit in the account opened with Party B the due interest or principal before interest settlement date or principal repayment date and authorize Party B to deduct such amount from Party A’s account on the agreed interest settlement date or principal repayment date.

6.	GUARANTEE CLAUSE
6.1	The way of guarantee for the loan under this Contract is mortgage.

6.2	Party A is obligated to assist Party B and procure that Party B signs the mortgage contract numbered 18090100-2005 Nian Jing Tian (Di) No.0006 with the mortgagor.

6.3	In case of occurrence of changes which have a negative impact upon Party B’s creditor’s right, Party B is entitled to urge Party A to provide other security to the satisfaction of Party B.

7.	RIGHTS AND OBLIGATIONS OF BOTH PARTIES
7.1	Party A shall have the following rights and obligations:
▪	to draw down and use the Loan according to this Contract;
▪	if Party A repays the Loan before maturity date, it shall obtain prior written consent from Party B and shall compensate Party B against the losses for expected income and relevant expenses;
▪	to bear all expenses incurred under this Contract;
▪
it shall notify Party B at least 30 days in advance of any activities that would have a negative impact upon Party B’s ability to realize its rights such as joint operation, merger, restructuring, sale of material asset, etc. and obtain Party B’s written consent, otherwise, Party A is not allowed to carry out the afore mentioned activity before repayment of the Loan;

▪	to notify Party B of any changes like location, contact address, business scope, legal representative and other commercial register items within 7 days after these changes;
▪
it shall notify Party B immediately the occurrence of any event that will affect its normal operation or solvency under this contract, such as (but not restrain to) severe economic dispute, bankruptcy, financial deterioration etc;

▪
In case of it winding up, dissolution, suspension of operation, revoke of business license, Party A should notify Party B of such events within 5 days after their occurrence and undertake to repay the principal and interest immediately.

▪	Others as agreed.

7.2	Party B shall have the following rights and obligations:
▪	to require Party A to provide all materials related to the Loan;
▪
to deduct the principal, interest, compound interest, penalty interest and other due expenses relating to the Loan under this Contract directly from Party B’s account in accordance with the provisions of this Contract or relevant law;

▪
in case of Party A’s evasion of Party B’s monitoring, default in payment for due principal or interest and other severe breach of the Contract, Party B is entitled to impose credit penalty against Party A, notify relevant departments or entities of such breach and put up payment demand notice on public media;

▪	to provide loan to Party A in time according to the provisions of the Contract (except for the delays due to Party A’s reason);
▪	to keep confidential of the information and materials provided by Party A..

8.	LIABILITY FOR DEFAULT

8.1	The Parties shall fulfill their obligations under the Contract, otherwise, the default party should take breach of contract liabilities..

8.2
If Party A fails to draw down loan from Party B in accordance with Clause 3.3 of the Contract, Party B is entitled to charge penalty for breach of contract by charging interest daily at the interest rate stipulated in the Contract.

8.3
If Party B fails to provide the Loan for Party A in accordance with Clause 3.3 of the Contract,. Party A is entitled to charge penalty for breach of contract by charging interest daily at the interest rate stipulated in the Contract

8.4	If Party A repays the Loan before the maturity date without getting Party B’s written consent, Party B is entitled to charge interest for the term and at the interest rate stipulated in the Contract.

8.5
If Party A fails to make timely payment for the principal and interest of the Loan under this Contract, Party B is entitled to urge Party A to repay in a given period, it’s also entitled to counteract all accounts Party A has opened with ICBC and all its affiliates and charge interest on the default amount at the interest rate equaling to 1.5 times of the normal loan interest rate. Party B is also entitled to charge interest on overdue interest at the interest rate equaling to 1.5 times of the normal loan interest rate.

8.6
If Party A does not use the Loan for the purpose prescribed in this Contract, Party B is entitled to terminate drawdown of the Loan and withdraw part or all of the Loan before the due date, or terminate the Contract. Party B is also entitled to charge interest for the misused amount at the interest rate equaling to 1.5 times of the normal loan interest rate based on misused days. Interest shall also be charged on overdue interest at the interest rate equaling to 1.5 times of the normal loan interest rate.

8.7
During the valid period of this Contract, Party B is entitled to charge on overdue interest rate at the loan interest rate. After the validity of this Contract, Party B is entitled to charge on overdue interest at the rate in compliance with Clause 8.5.

8.8	If event of breach of contract prescribed in Clause 8.5 and 8.6 occur simultaneously, Party B should impose penalty based on the breach which is more severe instead of based on both events.

8.9
If Party A is found to have been in any of the following situations, it should rectify and take measures to the satisfaction of Party B within 7 days after receipt of Party B’s notice, otherwise Party B is entitled to withdraw part or all of the Loan before due date; In the situation where Party B is unable to do so, Party B is entitled to charge interest at the interest rate applicable to over due loan.

▪	Party A provides false materials to or withholds true important facts of balance sheet, income sheet and other financial materials from Party B;
▪	Party A refuses to accept or evades Party B’s supervision over its use of the Loan and related operations and financial activities;
▪	Party A transfers or disposes its material assets without getting Party B’s consent;
▪	The major part or all of Party A’s assets are possessed by a third party, taken over by designated client or consigner, detained or frozen, and such may cause sever loss to Party B;
▪
Party A is in situation of contracted operation, restructuring, merger, division, capital decrease, material assets transfer, etc, without getting Party B’s consent and such situation may impair Party B’s creditor’s rights;

▪
Party A changes its location, postal address, business scope, legal representative and other registration items or invest a considerable amount in a third party and such change may impair or threaten to impair Party B’s creditor’s rights;

▪	Party A suffers is involved in sever economic dispute or suffers sever financial deterioration which will impair or threaten Party B’s creditor’s rights;
▪	any other circumstances which may impair or threaten to impair Party B’s creditor’s rights.

9.	EFFECTIVENESS, MODIFICATION AND TERMINATION OF THE CONTRACT
9.1
This Contract shall come into effect upon signing and stamping by both parties and upon effectiveness of the guarantee contract in present of guarantee. This Contract shall remain effective until the date on which all principal, interest, penalty interest, breach of contract compensation and other due expenses under the Contract are paid off..

9.2
If Party A is found to have been in any of the following situations, Party B is entitled to terminate the Contract, and demand Party A to repay the principal and interest under this Contract before the due date and compensate for Party B’s losses:

▪	Party A is in the situation of winding up, dissolution, suspension of operation, revoking or cancellation of its business license;
▪	Changes occur relating to the guarantee under this Contract which will have an adverse impact on Party B’s creditor’s right, and Party A fail to provide extra guarantee as required by Party B;
▪	Not repay the principal or interest on time or misuse of the Loan or other severe breach of the Contract.

9.3
If Party A wishes to renew the Loan, it should provide written application together with the written consent of the guarantor for the renewal to Party B 30 days before the expiry date. If Party B agrees to renew the Loan, the Parties shall enter into an agreement for extension of the Loan contract. This Contract shall be performed continuously before the agreement for extension is signed.

9.4
After this Contract comes into effect, neither party shall modify, amend or terminate this Contract before the due date unless otherwise stated in the Contract. This contract may be modified and terminated upon a written agreement between Party A and B through negotiations.

10.	SETTLEMENT OF DISPUTES
Any dispute between the Parties A and B in connection with the performance of this Contract may be settled through consultations. In case no settlement can be reached, any of the Parties may submit the dispute to the People’s court of the territory where Party B is located.

11.	OTHER AGREEMENTS REACHED

12.	SUPPLEMENTARY ARTICLES
12.1	Attachments of this Contract constitute an integral part of this Contract and shall have the same legal force with the main part of this Contract.

12.2	During the performance of this Contract, if certain drawdown date or repayment date is not a bank working date, such date shall be postponed to the working date following it.

12.3	This contract is executed in two counterparts with each party holding one copy and they are of the same legal force.

Party A (OFFICIAL SEAL):	Party B: (OFFICIAL SEAL)
Hubei Winner Textile Co., Ltd.	ICBC Tianmen Branch
Legal representative:	Legal representative (signatory):
Mr. Jianquan Li	Mr. Qingjie Sheng
Date: October 20th, 2005	Date: October 20th, 2005